Exhibit 23.2

KPMG LLP	Telephone	(514) 840-2100
600 de Maisonneuve Blvd. West	Fax	(514) 840-2187
Suite 1500, Tour KPMG	Internet	www.kpmg.ca
Montréal (Québec) H3A 0A3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We, KPMG LLP, consent to the use of our report dated February 20, 2019, on the consolidated financial statements of BELLUS Health Inc., which comprise the consolidated statements of financial position as at December 31, 2018 and December 31, 2017, the consolidated statements of loss and other comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and the notes to the consolidated financial statements, including a summary of significant accounting policies, which is incorporated by reference herein.

September 24, 2019

Montréal, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity. KPMG Canada provides services to KPMG LLP.